                                                                     EXHIBIT 4.4

                          CALCULATION AGENCY AGREEMENT
                                     BETWEEN
                        PACIFIC GAS AND ELECTRIC COMPANY
                                       AND
                            BNY WESTERN TRUST COMPANY

                   FLOATING RATE FIRST MORTGAGE BONDS DUE 2006

                  This Calculation Agency Agreement (this "Agreement") is made as of March 23, 2004, between Pacific Gas and Electric Company, a California corporation (the "Company"), and BNY Western Trust Company, a California banking corporation (together with any successor, called the "Calculation Agent").

                               W I T N E S S E T H

                  WHEREAS, the Company proposes to issue and sell certain of its securities designated as Floating Rate First Mortgage Bonds Due 2006 (the "Floating Rate Bonds"). The Floating Rate Bonds will be offered and sold by the Company to Lehman Brothers Inc. and UBS Securities LLC (the "Representatives") and the other underwriters named in Schedule I to that certain Underwriting Agreement dated March 18, 2004 by and among the Company and the Representatives. The Floating Rate Bonds are to be issued under an Indenture of Mortgage dated as of March 11, 2004 as supplemented, between the Company and BNY Western Trust Company, as Trustee (the "Trustee").

                  For the purpose of appointing an agent to calculate the interest rate based on LIBOR on the Floating Rate Bonds, the Company and the Calculation Agent agree as follows:

         1. Upon the terms and subject to the conditions contained herein, the Company hereby appoints BNY Western Trust Company as its Calculation Agent and BNY Western Trust Company hereby accepts such appointment as the Company's agent for the purpose of calculating the applicable interest rates on the Floating Rate Bonds in accordance with the provisions set forth in the Floating Rate Bonds which provisions are incorporated by reference herein as if set forth in full in this Agreement.

         2. The Calculation Agent shall exercise due care to determine the interest rates on the Floating Rate Bonds and shall communicate the same to the Company, the Trustee, The Depository Trust Company and any paying agent identified to it in writing as soon as practicable after each determination. The Calculation Agent will, upon the request of the holder of any Floating Rate Bond, provide the interest rate then in effect with respect to such Floating Rate Bond and, if determined, the interest rate with respect to such Floating Rate Bond which will become effective on the next Interest Reset Date (as that term is defined in each Floating Rate Bond).

         3. The Calculation Agent accepts its obligations set forth herein, upon the terms and subject to the conditions hereof, including the following, to all of which the Company agrees:

         (a) The Calculation Agent shall be entitled to such compensation as may be agreed upon with the Company for all services rendered by the Calculation Agent, and the Company promises to pay such compensation and to reimburse the Calculation Agent for the reasonable out-of-pocket expenses (including attorneys' and other professionals' fees and expenses) incurred by it in connection with the services rendered by it hereunder upon receipt of such invoices as the Company shall reasonably require. The Company also agrees to indemnify the Calculation Agent for, and to hold it harmless against, any and all loss, liability, damage, claim or expense (including the costs and expenses of defending against any claim (regardless of who asserts such claim) of liability) incurred by the Calculation Agent that arises out of or in connection with its accepting appointment as, or acting as, Calculation Agent hereunder, except such as may result from the negligence, willful misconduct or bad faith of the Calculation Agent or any of its agents or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for, or in respect of, any actions taken, omitted to be taken or suffered to be taken in good faith by the Calculation Agent in reliance upon written instructions from the Company. The provisions of this section shall survive the termination of this Agreement.

         (b) In acting under this Agreement, the Calculation Agent is acting solely as agent of the Company and does not assume any obligations to or relationship of agency or trust for or with any of the owners or holders of the Floating Rate Bonds.

         (c) The Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon the terms of the Floating Rate Bonds, any notice, direction, certificate, affidavit, statement or other paper, document or communication reasonably believed by it to be genuine and to have been approved or signed by the proper party or parties.

         (d) The Calculation Agent, its officers, directors, employees and shareholders may become the owners or pledgee of, or acquire any interest in, any Floating Rate Bonds, with the same rights that it or they would have if it were not the Calculation Agent, and may engage or be interested in any financial or other transaction with the Company as freely as if it were not the Calculation Agent.

         (e) Neither the Calculation Agent nor its officers, directors, employees, agents or attorneys shall be liable to the Company for any act or omission hereunder, or for any error of judgment made in good faith by it or them, except in the case of its or their negligence, willful misconduct or bad faith.

         (f) The Calculation Agent may consult with counsel of its selection appointed by it with due care and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

         (g) The Calculation Agent shall be obligated to perform such duties and only such duties as are herein specifically set forth, and no implied duties or obligations shall be read into this Agreement against the Calculation Agent.

         (h) Unless herein otherwise specifically provided, any order, certificate, notice, request, direction or other communication from the Company made or given by it under any provision of this Agreement shall be sufficient if signed by any officer of the Company.

         (i) The Calculation Agent may perform any duties hereunder either directly or by or through agents or attorneys, and the Calculation Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

         (j) The Company will not, without first obtaining the prior written consent of the Calculation Agent, make any change to the Floating Rate Bonds if such change would materially and adversely affect the Calculation Agent's duties and obligations under this Agreement.

         4.       (a)      The Calculation Agent may at any time resign as
Calculation Agent by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall never be earlier than 60 days after the receipt of such notice by the Company, unless the Company otherwise agrees in writing. The Calculation Agent may be removed at any time by the filing with it of any instrument in writing signed on behalf of the Company and specifying such removal and the date when it is intended to become effective. Such resignation or removal shall take effect upon the date of the appointment by the Company, as hereinafter provided, of a successor Calculation Agent. If within 30 days after notice of resignation or removal has been given, a successor Calculation Agent has not been appointed, the Calculation Agent may, at the expense of the Company, petition a court of competent jurisdiction to appoint a successor Calculation Agent. A successor Calculation Agent shall be appointed by the Company by an instrument in writing signed on behalf of the Company and the successor Calculation Agent. Upon the appointment of a successor Calculation Agent and acceptance by it of such appointment, the Calculation Agent so succeeded shall cease to be such Calculation Agent hereunder. Upon its resignation or removal, the Calculation Agent shall be entitled to the payment by the

Company of its compensation, if any is owed to it, for services rendered hereunder and to the reimbursement of all reasonable out-of-pocket expenses incurred in connection with the services rendered by it hereunder and to the payment of all other amounts owed to it hereunder.

         (b) Any successor Calculation Agent appointed hereunder shall execute and deliver to its predecessor and to the Company an instrument accepting such appointment hereunder, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as such Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and such successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Calculation Agent.

         (c) Any corporation into which the Calculation Agent may be merged, or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger or consolidation or to which the Calculation Agent shall sell or otherwise transfer all or substantially all of its corporate trust assets or business shall, to the extent permitted by applicable law, be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, consolidation or sale shall forthwith be given to the Company and the Trustee.

         5. Any notice required to be given hereunder shall be delivered in person, sent by letter or telecopy or communicated by telephone (subject, in the case of communication by telephone, to confirmation dispatched within 24 hours by letter or by telecopy):

                           If to the Calculation Agent, to:

                                    BNY Western Trust Company
                                    550 Kearny Street, Suite 600
                                    San Francisco, California  94108
                                    Attention: Corporate Trust Department
                                    Telephone: (415) 263-2418
                                    Fax:  (415) 399-1647

                           If to the Company, to:

                                   Pacific Gas and Electric Company
                                   77 Beale Street (street address)
                                   P.O. Box 770000
                                   San Francisco, California 94177
                                   Attention: Treasurer and Assistant Treasurer
                                   Telephone: (415) 267-7053
                                   Fax:  (415) 267-7253/267-7265

                                   Pacific Gas and Electric Company
                                   c/o PG&E Corporation
                                   One Market
                                   Spear Tower, Suite 2400
                                   San Francisco, California 94105
                                   Attention:  Chief Counsel, Corporate
                                   Telephone: (415) 817-8200
                                   Fax: (415) 817-8225

                           If to The Depository Trust Company, to:

                                   55 Water Street
                                   New York, NY 10041-0099
                                   Attention: Dividend Department, Announcements
                                   Telephone: (212) 855-4550
                                   Fax: (212) 855-4555

or to any other address of which any party shall have notified the others in writing as herein provided. Any notice hereunder given by telephone, telecopy or letter shall be deemed to be received when in the ordinary course of transmission or post, as the case may be, it would be received.

         6. This Agreement and the appointment as Calculation Agent hereunder shall be construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of laws principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

         7. This Agreement may be amended only by a writing duly executed and delivered by the Company and the Calculation Agent.

         8. This Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                             PACIFIC GAS AND ELECTRIC COMPANY

                             By:  /s/ Kent M. Harvey
                                 -----------------------------------------------
                                  Kent Harvey
                                  Senior Vice President, Chief Financial Officer
                                      and Treasurer

                             BNY WESTERN TRUST COMPANY

                             By:   /s/ Josephine Libunao
                                  -----------------------------------
                                   Josephine Libunao
                                   Vice President


                [Signature Page to Calculation Agency Agreement]